Exhibit 99.1


                 [CBL & ASSOCIATES PROPERTIES, INC. LETTERHEAD]


Investor Contact: Katie Reinsmidt           Media Contact: Deborah Gibb
                  Director of Investor                     Director of Corporate
                    Relations                                Relations
                 (423) 490-8301                            (423) 490-8315


                CBL & ASSOCIATES PROPERTIES TO ACQUIRE THREE-MALL
                          PORTFOLIO FOR $516.9 MILLION

CHATTANOOGA, Tenn. (October 17, 2005) - CBL & Associates Properties, Inc. (NYSE:
CBL) today announced that it has entered into a definitive agreement to acquire three malls from a group of investors advised by Eastdil Realty Company. CBL will purchase Oak Park Mall in Overland Park (Kansas City), KS; Hickory Point Mall in Decatur, IL; and Eastland Mall in Bloomington, IL, for a total consideration of approximately $516.9 million, including estimated closing costs. The transaction is expected to close in November, subject to the Company's completion of due diligence and other customary closing conditions. The initial blended cap rate, based on income in place and after management fees and a structural reserve, is estimated at 5.7%.

     The Company will fund the acquisition through $79.3 million of cash, assumption of approximately $386.0 million of new long-term, fixed-rate non-recourse mortgage debt and the issuance of $51.7 million in Special Common Units (SCUs) of the Company's Operating Partnership. The Company expects to issue approximately 1.09 million SCUs at a value of $47.50 per unit. The SCUs will pay a dividend at a rate of 6.0% of the issue price for the first two years following the close of the transaction and 6.25% thereafter.

     "Each property offers numerous possibilities to grow income and sales and we are excited to add these three, market-dominant malls to our portfolio. The prospects for near-term and long-term income growth at the properties include increases in occupancy, enhancement of the current specialty leasing program, and redevelopment and expansion opportunities," said Charles B. Lebovitz, chairman and chief executive officer of CBL & Associates Properties, Inc. "Oak Park has a reputation as one of the premier malls in the United States and both Hickory Point and Eastland draw from very impressive trade areas with their nearest competition over 40 miles away. Our leasing and development teams are excited to begin their efforts on these three malls, and we look forward to achieving the long-term potential of these malls."

     Oak Park Mall is the leading shopping, dining and entertainment destination in the greater Kansas City area, and is located near Interstates 35 and 435 on West 95th Street at Quivera in Overland Park, KS. The City of Overland Park is one of Kansas City's fastest growing suburbs with the five-year growth average approaching 10.0% and average income levels 38.0% above the national average. The 1.5 million-square-foot, two-level, super-regional mall is currently 96.8% occupied and provides shoppers with approximately 470,000 square feet of mall shop retailers, including Ann Taylor, Aveda, Banana Republic, Crabtree & Evelyn,
J. Crew, and many more. Originally built in 1974, the mall was expanded in 1998 and fully renovated in 2001. Average mall shop sales were $455 per square foot in 2004. The mall is anchored by Dillard's North, Dillard's South, Nordstrom, JCPenney, and The Jones Store. Oak Park Mall is a popular entertainment and dining destination for Overland Park residents, boasting a Rain Forest Cafe, Mimi's Cafe, Outback Steakhouse, Ruby Tuesday's, T.G.I. Friday's, and a freestanding AMC Theater.

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
CBL to Acquire Three-Mall Portfolio
Page 2
October 17, 2005


     Eastland Mall is located at the intersection of Business I-55 and East Empire Street in the rapidly expanding city of Bloomington, IL. Bloomington is located in central Illinois, approximately 130 miles southwest of Chicago and is home to two major universities and three hospitals. The 737,000-square-foot, single-level mall was built in 1967 and most recently renovated in 2000. The mall is anchored by Bergner's, Famous Barr, Kohl's, JCPenney, and Sears and offers more than 225,000 square feet of mall shop retailers. Eastland mall produced mall shop sales of $322 per square foot in 2004 and is currently 85.8% occupied.

     Hickory Point Mall is located in Forsyth (Decatur), IL, near US Route 51 and Interstate 72. Decatur serves as the medical and financial hub to a broad agricultural trade area. Originally built in 1977, the 743,000-square-foot mall was last renovated in 2000. Hickory Point's five anchors include Bergner's, JCPenney, Kohl's, Sears, and Von Maur. The mall includes more than 243,000 square feet of mall shops, which produced $201 in sales per square foot in 2004. Hickory Point is currently 68.0% occupied.

     CBL is the fourth largest mall REIT in North America and the largest owner of malls and shopping centers in the Southeast, ranked by GLA. CBL owns, holds interests in or manages 124 properties, including 73 regional malls/open-air centers. The properties are located in 24 states and total 68.0 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has six projects under construction totaling 1.1 million square feet including an open-air shopping center located in Ft. Myers, FL, three community centers and two expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at cblproperties.com.

     Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

                                      -END-